Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM, INC. ANNOUNCES DEPARTURE
OF ITS SECRETARY AND TREASURER

     NEW YORK, NY, November 25, 2009 — Enzo Biochem, Inc. (NYSE:ENZ) announced today that its Board of Directors approved the termination of Shahram K. Rabbani’s services as the Company’s Secretary and Treasurer, respectively, effective immediately. At this time, Mr. Rabbani will continue to serve as a Director of the Company.

     The Company also announced today that its Board of Directors approved the appointment of Dr. Elazar Rabbani to serve as Secretary and the appointment of Barry W. Weiner to serve as Treasurer, effective immediately. Dr. Elazar Rabbani is the Company’s current Chairman of the Board and Chief Executive Officer and Mr. Barry Weiner currently serves as the current President, Chief Financial Officer, Principal Accounting Officer and as a member of the Board of Directors of the Company.

About Enzo

Enzo Biochem, Inc., is a growth-oriented integrated life sciences and biotechnology company focused on harnessing biological process to develop research tools, diagnostics and therapeutics, and serves as a provider of both routine and esoteric test services to the medical community. Since its founding in 1976, the Company’s strategic focus has been on the development of enabling technologies in the life sciences field. Enzo Life Sciences develops, produces and markets proprietary labeling and detection products for gene expression analysis, nucleic acid detection, protein biochemistry, and cellular analysis, among others. Its catalog of over 40,000 products serve the molecular biology, cellular biochemistry, drug discovery and pathology research markets worldwide. Enzo Clinical Labs division provides laboratory services for a growing roster of physicians in the New York Metropolitan area, as well as New Jersey and parts of Pennsylvania. Its tests include, in addition to routine tests, capabilities for detecting molecular infectious disease, molecular oncology, autoimmune disorders and genetics. Enzo Clinical Labs also provides clinical diagnostic services that allows Enzo to capitalize on its extensive advanced molecular and cytogenetic capabilities and the broader trends in predictive and personalized diagnostics. Enzo Therapeutics is a biopharmaceutical venture that has developed multiple novel approaches in the areas of gastrointestinal, infectious, ophthalmic and metabolic diseases. It has focused its efforts on developing treatment regimens for diseases and conditions for which current treatment options are ineffective, costly, and/or cause unwanted side effects. In the course of the company’s research and development activities, Enzo has developed a substantial portfolio of intellectual property assets, with over 240 issued patents worldwide and more than 200 pending patent applications.

Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:
     For: Enzo Biochem, Inc.
     Steven Anreder, 212-532-3232   or   Michael Wachs, CEOcast, Inc., 212-732-4300